UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2026

Sandisk Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42420	99-1508671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

951 Sandisk Drive
Milpitas
California		95035
(Address of Principal Executive Offices)		(Zip Code)

(408) 801-1000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	SNDK	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On September 9, 2026, Sandisk Corporation (“SDC” or the “Company”) entered into Amendment No. 1 (“Amendment No. 1”) by and among the Company, Sandisk Technologies, Inc. (“SDT”), the banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, to the Company’s Loan Agreement dated as of February 21, 2025 by and among the Company, the banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified as of the effective date of Amendment No. 1, including by Amendment No. 1, the “Loan Agreement”),.

Amendment No. 1 provides for a revolving credit facility (the “Revolving Credit Facility”) comprising an aggregate principal amount of $1,500.0 million in revolving commitments, which commitments refinanced in full the revolving commitments outstanding under the Loan Agreement prior to Amendment No. 1.

Borrowings under the Revolving Credit Facility, for U.S. dollar borrowings, will bear interest, at the Company’s option, at (x) the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR (each as defined in the Loan Agreement) (and neither of which include a credit spread adjustment), plus an interest rate margin of 1.375% per annum (subject to step-ups and step-downs based on the Company’s Net Leverage Ratio (as defined in the Loan Agreement) or the corporate family ratings of the Company), or (y) a base rate plus an interest rate margin of 0.375% per annum (subject to step-ups and step-downs based on the Company’s Net Leverage Ratio (as defined in the Loan Agreement) or the corporate family ratings of the Company). The Company will pay a commitment fee of 0.175% per annum (subject to step-ups and step-downs based on the Company’s Net Leverage Ratio (as defined in the Loan Agreement) or the corporate family ratings of the Company) in respect of undrawn revolving commitments under the Revolving Credit Facility. The Revolving Credit Facility will also provide for borrowings in Euros, Yen and additional currencies agreed to by the lenders under the Revolving Credit Facility. The Revolving Credit Facility will mature on September 9, 2031, at which time the commitments thereunder shall be terminated, and will not have any amortization.

The obligations under the Loan Agreement are guaranteed by SDT and are required to be guaranteed by any of the Company’s future material U.S. wholly owned subsidiaries, subject to certain exceptions described in the Loan Agreement. The obligations under the Loan Agreement are secured by the Company’s assets and SDT’s assets and are required to be secured by the assets of any of the Company’s future material U.S. wholly owned subsidiaries, subject, in each case to certain exceptions described in the Loan Agreement.

The Loan Agreement includes certain restrictions (subject to certain exceptions outlined in the Loan Agreement) on the ability of the Company and its subsidiaries to undertake certain activities, including to incur indebtedness and liens, merge or consolidate with other entities, dispose or transfer their assets, pay dividends or make distributions, make investments, make payments on junior or subordinated debt, enter into burdensome agreements or transact with affiliates. The Loan Agreement also includes a financial covenant that prohibits the Company from exceeding a maximum Leverage Ratio (as defined in the Loan Agreement).

Amendment No. 1 also amends the Loan Agreement to (i) subject to certain conditions, provide for the release of collateral and guarantees securing the obligations under the Loan Agreement upon the Company’s achievement of certain “investment grade” corporate family ratings and (ii) make certain other changes to the Loan Agreement.

The foregoing description of Amendment No. 1 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 1, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 dated as of September 9, 2026 by and among Sandisk Corporation, Sandisk Technologies, Inc., each lender party thereto, and JPMorgan Chase Bank, N.A., as administrative agent*

104	Cover page interactive data file (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sandisk Corporation
(Registrant)

By:	/s/ Bernard Shek
Bernard Shek
Chief Legal Officer and Secretary

Date: September 11, 2026